PEROT SYSTEMS CORPORATION
AMENDED AND RESTATED
1999 EMPLOYEE STOCK PURCHASE PLAN/NON-US
PLAN AMENDMENT
     The Perot Systems Corporation Amended and Restated 1999 Employee Stock Purchase Plan/Non-US (the “Plan”), is hereby amended, effective as of September 30, 2009, as follows:
     1. Section 4.1 of the Plan is hereby amended by deleting said Section in its entirety and substituting in lieu thereof the following:
4.1	Effective Date and Term of Plan. This Plan became effective on January 1, 2000, and has been amended and restated as of March 12, 2008. Effective for periods following September 30, 2009, this Plan shall be suspended, and no additional Offering Periods under this Plan shall commence, continue or otherwise occur during the period that such suspension is effective. The suspension of this Plan shall remain effective until the consummation of the transactions described in that certain agreement and plan of merger dated September 20, 2009, by and between the Company, Dell Inc. and DII Holdings Inc. (the “Merger Agreement”). Upon the consummation of the transactions described in the Merger Agreement (the “Effective Time”), this Plan shall terminate, unless sooner terminated under Section 4.5. Notwithstanding the foregoing, in the event the Merger Agreement is terminated prior to the Effective Time, the suspension of this Plan shall expire at the close of the calendar quarter immediately following the calendar quarter in which the Merger Agreement is terminated and no termination of this Plan shall occur until July 16, 2018, unless sooner terminated under Section 4.5.
     2. This Plan Amendment is not intended to adversely affect the rights of any Participant. Except as modified by this Plan Amendment, all the terms and provisions of the Plan, as previously amended and restated, shall continue in full force and effect.
     IN WITNESS WHEREOF, Perot Systems Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 30th day of September, 2009.

PEROT SYSTEMS CORPORATION
By:	/s/ John E. Harper

Title:	Vice President and Chief Financial Officer